Exhibit 23.1

Accountant's Consent

We consent to the incorporation by reference in this registration statement (Form SB-2) of Flight Safety Technologies, Inc. of our report dated July 9, 2003, included in the 2003 Annual Report to the Shareholders of Flight Safety Technologies, Inc.

/s/  Kostin, Ruffkess & Company, LLC
Kostin, Ruffkess & Company, LLC
Farmington, Connecticut
October 20, 2003